Exhibit (11)

FUNCO, INC.
Statements Re:  Computation of Per Share Earnings
(In thousands, except per share data)

                                                            Quarter Ended
                                                         -------------------
                                                         June 29,    June 30,
                                                          1997        1996
                                                         -------     -------

Weighted average common shares outstanding .........       6,068       5,889

Weighted average number of common stock equivalents:
     Stock options .................................         419         -
     Warrants ......................................           2         -
                                                         -------     -------
Adjusted common equivalent shares outstanding ......       6,489       5,889
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Net income (loss) ..................................     $   635     $  (309)
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Net income (loss) per common share .................     $  0.10     $ (0.05)
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